UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 31, 2017

Date of Report (Date of earliest event reported)

QUANTUMSPHERE, INC.

(Exact name of registrant as specified in its charter)

000-53913

(Commission File Number)

Nevada	20-3925307
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2905 Tech Center Drive, Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

714-545-6266

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 12, 2017, QuantumSphere, Inc., a Nevada corporation (the “Registrant”), entered into a Settlement Agreement (the “May 2017 Settlement Agreement”) for $701,015.78 with a certain accredited investor (the “Investor”), dependent upon a court order approving the May 2017 Settlement Agreement. The court order was approved on May 24, 2017 by the 11th Judicial Circuit Court Florida. The May 2017 Settlement Agreement, in relation to the May 2017 Debt Purchase Agreement mentioned below, allows the conversion of acquired debt by the Investor into Registrant’s common stock at a purchase price determined as a 45% discount to the lowest intraday trading price during the 30 prior trading days from the date that the shares are accepted by the Investor’s brokerage firm.

On May 24, 2017, the Registrant entered into a Debt Purchase Agreement (the “May 2017 Debt Purchase Agreement”) with a certain accredited investor (the “Investor”) pursuant to which the Registrant issued 10,000,000 shares of common stock of the Registrant for the acquisition of $701,015.78 of the Registrant’s debt. $10,450 of principal was reduced by the issuance of 10,000,000 shares of common stock.

On May 23, 2017, the Registrant entered into a Debt agreement for $20,000 from an existing creditor to pay for Registrant's auditor fees. The Debt agreement matures on February 28, 2018 and interest is 12% per annum. Default interest is 22% per annum. The debt may be converted to common stock beginning 180 days from May 23, 2017 and ending on either the maturity date or date of payment of the default amount. The common stock purchase price is determined as a 40% discount to the average of the three lowest trading prices of the ten day trading period ending on the latest complete trading day prior to the conversion date.

ITEM 8.01 OTHER EVENTS

On May 23, 2017, the Registrant converted $1,127,408.20 in Series O-2 convertible notes principal and related accrued interest (67% of the total of Series O-2 notes) into 1,127,410 shares of Registrant’s Series A preferred stock. Each share of preferred stock has the voting rights of 254 common shares. The preferred shares in total represent approximately 58% of all voting common shares. Three resolutions were presented to the Series A preferred shareholders and the Registrant is currently awaiting the voting results. The first resolution is to approve the increase in authorized common shares from 500 million to 5.0 billion. The second resolution is to approve the sale of up to ten reactors, peripheral production and lab testing equipment, and licensing of certain QSI patents to Vivakor, Inc. The third resolution is to grant authority to the Registrant’s board to pursue a merger with, sale to, or acquisition of another operating company. Upon approval to increase authorized common stock to 5.0 billion, the holders of Series A preferred stock may either retain the preferred shares or elect to convert into common shares. The amount of common shares to be issued upon conversion are the 67% total of original principal and accrued interest divided by the 30-day VWAP (volume average weighted price per share) for the 30-day period preceding the conversion date. The common shares are to be restricted for six months after conversion date. If the remaining notes are not purchased by a third party for full face value (i.e., 33% of the original principal amount and the then issued and outstanding accrued interest), within six months, the Series O-2 noteholders must convert the remaining original principal and accrued interest of the Series O-2 notes into the Registrant’s common stock based upon the 30-day VWAP (volume average weighted price per share) for the 30-day period preceding the six-month anniversary of conversion of 67% of the Series O-2 notes.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHBITS

Exhibit No.	Description

9.1	May 2017 Settlement Agreement

9.2	May 2017 Debt Purchase Agreement

9.3	May 2017 Debt Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUMSPHERE, INC

Date: May 31, 2017	By:	/s/ Kevin D. Maloney
	Name:	Kevin D. Maloney
	Title:	President and Chief Executive Officer